Exhibit 10.1

Execution Copy

THE CONNECTICUT WATER COMPANY

$100,000,000

3.07% Senior Notes, Series 2021A, due 2051

3.10% Senior Notes, Series 2021B, due 2051

NOTE PURCHASE AGREEMENT

Dated August 4, 2021

-i-

-ii-

-iii-

-iv-

Schedule A	—	Defined Terms

Schedule 1(a)	—	Form of Series 2021A Notes

Schedule 1(b)	—	Form of Series 2021B Notes

Schedule 3	—	Form of Funds Delivery Instruction Letter

Schedule 4.4(a)	—	Form of Opinion of Murtha Cullina LLP, counsel for the Company

Schedule 4.4(b)	—	Form of Opinion of Counsel to the Purchasers

Schedule 5.3	—	Disclosure Materials

Schedule 5.5	—	Financial Statements

Schedule 5.14	—	Use of Proceeds

Schedule 5.15	—	Existing Indebtedness

Schedule 10.4	—	Existing Liens

Schedule 13.2	—	Form of Transferee Wire Instructions

Purchaser Schedule	—	Information Relating to Purchasers

-v-

The Connecticut Water Company

93 West Main Street

Clinton, Connecticut 06413

3.07% Senior Notes, Series 2021A, due 2051

3.10% Senior Notes, Series 2021B, due 2051

August 4, 2021

TO EACH OF THE PURCHASERS LISTED IN

THE PURCHASER SCHEDULE HERETO:

Ladies and Gentlemen:

The Connecticut Water Company, a Connecticut corporation (the “Company”), agrees with each of the Purchasers as follows:

SECTION 1. AUTHORIZATION OF NOTES.

The Company has authorized the issue and sale of $50,000,000 aggregate principal amount of its 3.07% Senior Notes, Series 2021A, due 2051 (the “Series 2021A Notes”) and $50,000,000 aggregate principal amount of its 3.10% Senior Notes, Series 2021B, due 2051 (the “Series 2021B Notes” and, together with the Series 2021A Notes, the “Notes”). The Series 2021A Notes shall be substantially in the form set out in Schedule 1(a) and the Series 2021B Notes shall be substantially in the form set out in Schedule 1(b). Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

SECTION 2. SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the Company, at each Closing provided for in Section 3, Notes in the principal amount and of the series specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several, and not joint, obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3. EXECUTION DATE; CLOSINGS.

The execution and delivery of this Agreement shall occur on August 4, 2021 (the “Execution Date”).

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Pillsbury Winthrop Shaw Pittman LLP, 31 West 52nd Street, New York, New York 10019 at 10:00 a.m. New York City time, in the case of the Series 2021A Notes, on August 4, 2021 (the “First Closing Date”) or such other Business Day thereafter as may be agreed upon by the Company and the Purchasers of the Series 2021A Notes (the “First Closing”) and, in the case of the Series 2021B Notes, on December 1, 2021 (the “Second Closing Date” and, together with the First Closing Date, each, a “Closing Date”) or such other Business Day thereafter as may be agreed upon by the Company and the Purchasers of the Series 2021B Notes (the “Second Closing” and, together with the First Closing, each, a “Closing”). At each Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser at such Closing, as set forth opposite such Purchaser’s name in the Purchaser’s Schedule, in the form of a single Note of such series (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request prior to such Closing) dated such Closing Date and registered in such Purchaser’s name (or, in each case, in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to the Company’s account in accordance with Schedule 3.

If at a Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligations to execute and deliver this Agreement on the Execution Date and to purchase and pay for the Notes to be sold to such Purchaser at each Closing are subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made on the Execution Date and at such Closing (except with respect to representations and warranties made as of a specific date, in which case they shall be correct as of such date).

Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.8 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of the Secretary or Assistant Secretary of the Company, dated such Closing Date, certifying as to (i) the resolutions attached thereto and any other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated such Closing Date (a) from Murtha Cullina LLP, counsel for the Company, covering the matters set forth in Schedule 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs such counsel to deliver such opinion to the Purchasers) and (b) from Pillsbury Winthrop Shaw Pittman LLP, counsel to the Purchasers in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted by Applicable Law, Etc. On such Closing Date such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with such Closing the Company shall sell to each Purchaser and each Purchaser shall purchase the Notes to be purchased by such Purchaser at such Closing as specified in the Purchaser Schedule.

Section 4.7. Private Placement Numbers. A Private Placement Number issued by S&P Global Market Intelligence’s CUSIP Global Services (in cooperation with the SVO) shall have been obtained for each series of the Notes.

Section 4.8. Changes in Corporate Structure . The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5, except as permitted pursuant to Section 10.1.

Section 4.9. Funding Instructions. At least five (5) Business Days prior to such Closing Date, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 substantially in the form of Schedule 3. An identifiable Responsible Officer of the Company shall confirm the written instructions by a live videoconference made available to the Purchasers no later than two (2) Business Days prior to such Closing. Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $51.00) to the account identified in the written instructions no later than two (2) Business Days prior to such Closing. If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to such Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against such Purchaser’s purchase price of the Notes to be purchased by such Purchaser at such Closing as specified in the Purchaser Schedule.

Section 4.10. Consent of Holders of Other Securities. Any consents or approvals required to be obtained from any holder or holders of any outstanding Security of the Company and any amendments of agreements pursuant to which any Securities may have been issued that shall be necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained, and all such consents, approvals or amendments shall be reasonably satisfactory in form and substance to the Purchasers and counsel to the Purchasers.

Section 4.11. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and counsel to the Purchasers, and such Purchaser and counsel to the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or counsel to the Purchasers may reasonably request.

Section 4.12. Governmental Authorizations, Etc. All consents, approvals and authorizations of, notices to, and registrations, filings and declarations with, or other actions by, any Governmental Authority required for the valid execution, delivery or performance by the Company of this Agreement or the Notes, including the Decision of the Connecticut Public Utilities Regulatory Authority (the “PURA”) dated June 9, 2021 in Docket No. 21-03-20 (the “Approval”), shall have been obtained and the Approval shall be in full force and effect on or before such Closing Date and all periods of appeal and rehearing by third parties which have not stipulated to such Approval as issued shall have expired and all conditions contained in such Approval that are to be fulfilled on or prior to such Closing Date shall have been fulfilled.

Section 4.13. Updated Schedule of Existing Indebtedness. Not later than five Business Days prior to the Second Closing Date, the Company shall have furnished to each Purchaser of the Series 2021B Notes to be purchased at the Second Closing an updated Schedule 5.15 as of October 31, 2021, which updated schedule shall be reasonably satisfactory to each such Purchaser.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The Company, through its agent J.P. Morgan Securities LLC, has made the Disclosure Documents available to each Purchaser. This Agreement, the documents listed in Schedule 5.5 and the documents, certificates or other writings delivered or made available to the Purchasers by or on behalf of the Company, or to which the Purchasers were directed or referred by or on behalf of the Company, prior to the date hereof, in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement and such documents, certificates or other writings and such financial statements delivered or made available to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not, as of the Execution Date, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in or contemplated by the Disclosure Documents, since December 31, 2020, there has been no change in the financial condition, operations, business or properties of the Company except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.4. No Subsidiaries. The Company has no Subsidiaries.

Section 5.5. Financial Statements; Material Liabilities. (a) The Company, through its agent J.P. Morgan Securities LLC, has made available to each Purchaser copies of the financial statements of the Company listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the financial position of the Company as of the respective dates specified in such Schedule and the results of its operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

(b) The Company does not have any Material liabilities that are not disclosed in or contemplated by the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company. The representation by the Company to each Purchaser in subsection (c) of this Section 5.6 is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.1 as to its purchase for investment and purchaser status.

Section 5.7. Governmental Authorizations, Etc. (a) No consent, approval or authorization of, or registration, filing or declaration with, or other action by, any Governmental Authority (other than the Approval, which Approval has been obtained by the Company and shall be in full force and effect as of each Closing) is required in connection with the valid execution, delivery or performance by the Company of this Agreement or the Notes, except such as may have been obtained or may be required under state securities or blue sky laws; provided, however, that the representation by the Company to each Purchaser in this Section 5.7 is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.1 as to its purchase for investment and purchaser status.

(b) The Application in Docket No. 21-03-20 filed March 16, 2021 by the Company before the PURA, and the Exhibits attached thereto, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading. There is no fact peculiar to the Company that has not been disclosed to the PURA that materially affects adversely or, so far as the Company can now foresee, could, individually or in the aggregate, materially affect adversely the ability of the Company to comply with and perform the terms of the Approval, or which would provide the PURA with a basis for rescinding, revoking, modifying or amending the Approval.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) Except as disclosed in or contemplated by the Disclosure Documents, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed in or contemplated by the Disclosure Documents, the Company is not (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company has filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which, individually or in the aggregate, is not Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Company in respect of U.S. federal, state or other taxes for all open years, and for its current fiscal year, are adequate. The U.S. federal income tax liabilities of the Company have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2016.

Section 5.10. Title to Property; Leases. The Company has good and sufficient title to its Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. The Company owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12. Compliance with Employee Benefit Plans. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to Section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or Section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) As of January 1, 2021, the present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that would reasonably be expected to have a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Sections 3(26) and 3(27) of ERISA, respectively.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) As of January 1, 2021, the expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes at each Closing will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f) The Company does not have any Non-U.S. Plans.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 10 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the assets of the Company and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness. (a) Except as described therein, Schedule 5.15 (as such Schedule 5.15 may be updated pursuant to Section 4.13) sets forth a complete and correct list of all outstanding Indebtedness of the Company as of the date indicated in such Schedule 5.15 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company. The Company is not in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company and no event or condition exists with respect to any Indebtedness of the Company that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b) Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c) No part of the proceeds from the sale of the Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case that would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17. Status under Certain Statutes. The Company is not subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18. Environmental Matters. The Company is not in violation of any applicable federal, state or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposal to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could, individually or in the aggregate, have a Material Adverse Effect. The Company has no liability or class of liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes under the Securities Act or list the Notes on any national securities exchange.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account and that therefore the Source is not and does not include “plan assets” as defined in Section 3(42) of ERISA; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this Section 6.2(c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this Section 6.2(d);or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this Section 6.2(e); or

(f) the Source is a governmental plan that is covered neither by ERISA nor Section 4975 of the Code and neither the purchase of, nor the subsequent holding of, the Notes will result in, arise from, constitute or involve a transaction that is prohibited under applicable state or local law; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this Section 6.2(g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA and not subject to Section 4975 of the Code.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Sections 3(3), 3(32) and 3(17) of ERISA, respectively.

Section 6.3. Accredited Investor. Each Purchaser severally represents that it is an “accredited investor” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated pursuant to the Securities Act.

SECTION 7. INFORMATION AS TO COMPANY.

Section 7.1. Financial and Business Information. The Company shall deliver to each Purchaser and to each holder of a Note that is an Institutional Investor:

(a) Quarterly Statements — within sixty (60) days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), a copy of,

(i) a consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Restricted Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — within one hundred five (105) days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, a copy of

(i) a consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Restricted Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Corporation, the Company or any Subsidiary (A) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (B) to its public Securities holders generally, (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such Purchaser or such holder), and each final prospectus and all amendments thereto filed by the Corporation or the Company or any Subsidiary with the SEC; provided, however, that during any periods when the Corporation is not required to file financial statements with the SEC, the Corporation shall then furnish to each Purchaser and each holder of a Note that is an Institutional Investor consolidated quarterly and annual financial statements of the Corporation and its Subsidiaries within the respective periods provided in Section 7.1(a) and Section 7.1(b);

(d) Notice of Default or Event of Default — promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) Employee Benefits Matters — promptly, and in any event within ten (10) days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof that would reasonably be expected to have a Material Adverse Effect;

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(iv) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(f) Resignation or Replacement of Auditors — within ten (10) days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request; and

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including actual copies of the Form 10-Q and the Form 10-K, if applicable) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Purchaser or such holder of a Note.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a Purchaser or holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a) Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b) Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the financial statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c) Subsidiary Guarantors – setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Section 7.3. Visitation. The Company shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; provided, that such visits shall not occur more frequently than once per calendar year; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be reasonably requested.

Section 7.4. Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b), (c), (d), (e) or (f) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a) such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c), (d), (e) or (f) are delivered to each Purchaser or holder of a Note by e-mail at the e-mail address set forth in such Purchaser or such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

(b) the Company or the Corporation (as applicable) shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at https://www.ctwater.com/ as of the date of this Agreement;

(c) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c), (d), (e) or (f) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each Purchaser or holder of Notes has free access; or

(d) the Company or the Corporation (as applicable) shall have timely filed any of the items referred to in Section 7.1(c) or (f) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each Purchaser or holder of Notes has free access (including, for the avoidance of doubt, with respect to Section 7.1(f), the filing of a Current Report on Form 8-K prepared in accordance with the requirements of Form 8-K for disclosing the resignation or replacement of auditors);

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall give each Purchaser or holder of a Note written notice within the required time period, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any Purchaser or holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such Purchaser or holder.

SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2. Optional Prepayments in the Event of Condemnation without Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of the Notes of each series, in an amount not less than $100,000 in aggregate principal amount in the case of a partial prepayment, in the event of a condemnation (or sale in anticipation of condemnation) of all or any part of the property of the Company pursuant to the exercise of the power of eminent domain by any Governmental Authority by application of the proceeds of such sale or condemnation. Any such prepayment shall be at a price equal to 100% of the principal amount so prepaid, and accrued and unpaid interest thereon to the date of such prepayment, without any Make-Whole Amount or other premium. The Company will give each holder of Notes of such series written notice of each optional prepayment under this Section 8.2 not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes of such series to be prepaid on such date, the principal amount of each Note of such series held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

Section 8.3. Optional Prepayments. (a) The Company may, at its option, upon notice as provided in this Section 8.3(a), prepay at any time prior to, in the case of the Series 2021A Notes, December 1, 2050 (six months prior to the Maturity Date of the Series 2021A Notes) (the “Series 2021A Par Call Date”) and, in the case of the Series 2021B Notes, June 1, 2051 (six months prior to the Maturity Date of the Series 2021B Notes) (the “Series 2021B Par Call Date” and, together with the Series 2021A Par Call Date, the “Par Call Date”), all, or from time to time any part of the Notes of the related series, in an amount not less than $100,000 in aggregate principal amount of the Notes of such series in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with accrued and unpaid interest thereon to the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes of such series written notice of each optional prepayment under this Section 8.3(a) not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes of such series to be prepaid on such date, the principal amount of each Note of such series held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two (2) Business Days prior to such prepayment, the Company shall deliver to each holder of Notes of such series a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

(b) The Company may also, at its option, upon notice as provided in this Section 8.3(b), prepay at any time on or after the applicable Par Call Date all, or from time to time any part of the Notes of the related series, in an amount not less than $100,000 in aggregate principal amount of the Notes of such series in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with accrued and unpaid interest thereon to the date of such prepayment. The Company will give each holder of Notes of such series written notice of each optional prepayment under this Section 8.3(b) not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes of such series to be prepaid on such date, the principal amount of each Note of such series held by such holder to be prepaid (determined in accordance with Section 8.4) and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

Section 8.4. Allocation of Partial Prepayments. (a) In the case of each partial prepayment of the Notes of any series pursuant to Section 8.2 or Section 8.3, the principal amount of the Notes of such series to be prepaid shall be allocated among all of the Notes of such series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

(b) Notwithstanding anything contained in Section 8 to the contrary, if and so long as any Event of Default described in Sections 11(a), 11(b), 11(g), 11(h) or 11(i) shall have occurred and be continuing, any partial prepayment of the Notes pursuant to Section 8.3 shall be allocated among all of the Notes of all series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

Section 8.5. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of a series except (a) upon the payment or prepayment of the Notes of such series in accordance with this Agreement and the Notes of such series or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes of such series at the time outstanding upon the same terms and conditions, provided, that if and so long as any Event of Default described in Sections 11(a), 11(b), 11(g), 11(h) or 11(i) shall have occurred and be continuing, such offer shall be made pro rata to the holders of all Notes of all series outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least fifteen (15) Business Days. If the holders of more than 10% of the principal amount of the Notes of such series then outstanding accept such offer, the Company shall promptly notify the remaining holders of Notes of such series of such fact and the expiration date for the acceptance by holders of Notes of such series of such offer shall be extended by the number of days necessary to give each such remaining holder of Notes of such series at least five (5) Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes of such series acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes of such series pursuant to this Agreement and no Notes of such series may be issued in substitution or exchange for any such Notes of such series.

Section 8.7. Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note or any part or portion thereof, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% (50 basis points) plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% (50 basis points) plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under such Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.3 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.8. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9. AFFIRMATIVE COVENANTS.

From the Execution Date and thereafter, so long as any of the Notes are outstanding, the Company covenants that:

Section 9.1. Compliance with Laws. Without limiting Section 10.3, the Company will, and will cause each of its Restricted Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including the Occupational Safety and Health Act of 1970, as amended, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance. The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated. Nothing contained in this Section 9.2 shall prevent the Company or any Restricted Subsidiary from self-insuring against any such risk so long as (i) any such self-insurance does not exceed prudent levels for a company the size of the Company and its Restricted Subsidiaries taken as a whole, and operating in its industry, (ii) at any time an Event of Default exists, no such self-insurance shall be increased from the self-insurance in effect immediately prior to the occurrence of such Event of Default including any increase resulting from lowering coverage limits or increasing deductible amounts and (iii) the Company, pursuant to a plan maintained in accordance with GAAP, maintains accounting reserves that are adequate for the type and amount of self-insurance; provided, however, that the level of self-insurance shall not exceed an amount which would require such reserves in excess of 5% of Consolidated Net Worth.

Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes. The Company will, and will cause each of its Restricted Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent, provided that neither the Company nor any Restricted Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. Subject to Section 10.1, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 10.1, the Company will at all times preserve and keep in full force and effect the corporate (or equivalent) existence of each of its Restricted Subsidiaries (unless merged into the Company or a

Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Books and Records. The Company will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account in conformity with GAAP in all material respects and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Restricted Subsidiary, as the case may be. The Company will, and will cause each of its Restricted Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Restricted Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Restricted Subsidiaries to, continue to maintain such system.

Section 9.7. Subsidiary Guarantors. (a) The Company will cause each of its Restricted Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:

(i) enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Restricted Subsidiary, on a joint and several basis with all other such Restricted Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and

(ii) deliver the following to each holder of a Note:

(A) an executed counterpart of such Subsidiary Guaranty;

(B) a certificate signed by an authorized responsible officer of such Restricted Subsidiary containing representations and warranties on behalf of such Restricted Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to such Restricted Subsidiary and such Subsidiary Guaranty rather than the Company);

(C) all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Restricted Subsidiary and the due authorization by all requisite action on the part of such Restricted Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Restricted Subsidiary of its obligations thereunder; and

(D) an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Restricted Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(b) At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).

SECTION 10. NEGATIVE COVENANTS.

From the Execution Date and thereafter, so long as any of the Notes are outstanding, the Company covenants that:

Section 10.1. Merger, Consolidations and Sales of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, (i) consolidate with or be a party to a merger with any other Person or (ii) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (d) of this Section 10.1) of the assets of the Company and its Restricted Subsidiaries, provided, however, that:

(A) any Restricted Subsidiary may merge or consolidate with or into the Company or any other Restricted Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

(B) any Restricted Subsidiary may merge or consolidate with any other corporation so long as the surviving or continuing corporation shall be a Restricted Subsidiary;

(C) the Company may consolidate or merge with any other corporation so long as (i) the corporation which results from such merger or consolidation shall be incorporated under the laws of the United States or any state thereof, have substantially all of its assets and the assets of its Subsidiaries located within the United States and be engaged principally in the ownership and operation of a regulated public utility, (ii) the resulting corporation, if other than the Company, shall execute and deliver to the holders of the Notes an agreement satisfactory in form and substance to such holders ratifying and confirming this Agreement and the Notes and expressly assuming the due and punctual payment of the principal and Make-Whole Amount, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and this Agreement to be performed and observed by the Company, (iii) at the time of such consolidation or merger and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iv) after giving effect to such consolidation or merger, the surviving corporation would be permitted to incur at least $1.00 of additional Funded Debt pursuant to paragraph (iv) of Section 10.5(a) and (v) the surviving corporation shall deliver to the holders of the Notes an opinion, satisfactory in form and substance to the holders of the Notes, of counsel satisfactory to the holders of the Notes, to the effect that all requirements of this Section 10.1(a)(C) have been satisfied; and

(D) nothing contained herein shall apply to or operate to prevent the sale of any property of the Company or any Restricted Subsidiary taken by eminent domain or sold in lieu of, and in reasonable anticipation of, a taking by eminent domain.

(b) Except for the purpose of qualifying directors, the Company will not permit any Restricted Subsidiary to issue or sell (i) any shares of Preferred Stock of such Restricted Subsidiary or any Indebtedness of such Restricted Subsidiary to any Person other than the Company or another Restricted Subsidiary or (ii) any shares of common stock of such Restricted Subsidiary to any Person other than the Company, another Restricted Subsidiary or another Person who was a holder of such common stock at the time such Restricted Subsidiary became a Restricted Subsidiary and who holds validly pre-existing preemptive rights to acquire such common stock and to whom such common stock is issued (x) solely in satisfaction of such pre-existing preemptive rights and (y) solely in connection with the simultaneous issuance of stock to the Company and/or a Restricted Subsidiary whereby the Company and/or such Restricted Subsidiary maintain their same proportionate interest in such Restricted Subsidiary, or (iii) any shares of stock of any other class (including as “stock” for the purposes of this Section 10.1(b), any warrants, rights or options to purchase or otherwise acquire stock or other securities exchangeable for or convertible into stock).

(c) Except as otherwise expressly provided in Section 10.1(e) the Company will not sell, transfer or otherwise dispose of any shares of stock of any Restricted Subsidiary (except for directors’ qualifying shares) or any Indebtedness of any Restricted Subsidiary, and will not permit any Restricted Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Restricted Subsidiary) any shares of stock or any Indebtedness of any other Restricted Subsidiary, unless:

(i) simultaneously with such sale, transfer, or disposition, all shares of stock and all Indebtedness of such Restricted Subsidiary at the time owned by the Company and by every other Restricted Subsidiary shall be sold, transferred or disposed of as an entirety;

(ii) the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the retention of said shares of stock and Indebtedness is no longer in the best interests of the Company;

(iii) said shares of stock and Indebtedness are sold, transferred or otherwise disposed of to a Person for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

(iv) the Restricted Subsidiary being disposed of shall not have any continuing investment in the Company or any other Restricted Subsidiary not being simultaneously disposed of; and

(v) such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Company and its Restricted Subsidiaries.

(d) As used in this Section 10.1, a sale, lease or other disposition of stock of a Restricted Subsidiary or assets shall be deemed to be a “substantial part” of the assets of the Company and its Restricted Subsidiaries if either:

(i) after eliminating the portions of Consolidated Net Income (excluding losses) which were contributed, during the four quarterly fiscal periods immediately preceding such sale, lease or other disposition for which figures are available, by (x) such Restricted Subsidiary or assets, (y) each other Restricted Subsidiary which has been disposed of during such four quarterly fiscal periods and (z) other assets of the Company and its Restricted Subsidiaries disposed of during such four quarterly fiscal periods (other than the sale, abandonment or other disposition of inventory in the ordinary course of business), the Company could not have incurred $1.00 of additional Funded Debt pursuant to paragraph (iv) of Section 10.5(a) or declared or made a Restricted Payment pursuant to Section 10.8 as of the last day of such four quarterly fiscal periods; or

(ii) the book value of the stock of such Restricted Subsidiary or such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Restricted Subsidiaries (other than in the ordinary course of business) during the 12-month period ending on the date of such proposed sale, lease or other disposition, exceeds 10% of Consolidated Total Assets, determined as of the end of the immediately preceding fiscal year.

(e) The provisions of this Section 10.1 shall not apply or operate to prevent any sale or other disposition of a substantial part of the assets of the Company and its Restricted Subsidiaries if written notice to the holders of the Notes is given within sixty (60) days after the effective date of such sale or other disposition (the “Sale Date”) describing such sale or other disposition in reasonable detail and setting forth a computation of the net proceeds which have been received by the Company and either:

(i) the Company offers to apply such net proceeds, if any, to the pro rata redemption of the Notes and other senior Funded Debt of the Company on that date (the “Redemption Date”) which is not more than one hundred twenty (120) days after the Sale Date at the price required by Section 8.3 together with accrued interest thereon to the Redemption Date and makes the tendered redemption of all Notes and other senior Funded Debt of the Company held by holders who have accepted such tender by notice in writing given to the Company not less than thirty (30) days prior to the Redemption Date, or

(ii) within one hundred eighty (180) days after the Sale Date, the Company reinvests such net proceeds in other properties or assets that are not encumbered by Liens that are not permitted under Section 10.4 and which are to be used by, or are useful to, the Company or a Restricted Subsidiary in its normal business activities, provided that if the assets as sold were unencumbered, the assets purchased with such net proceeds shall be unencumbered.

Section 10.2. Line of Business. Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business (including but not limited to water reclamation and sewage treatment) in which the Company and its Subsidiaries, taken as a whole, would then be engaged in would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries, taken as a whole, as of the Execution Date.

Section 10.3. Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to, (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any Purchaser or any holder or any affiliate of such Purchaser or such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such Purchaser or such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.4. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, without making effective provisions whereby all of the Notes shall be directly secured equally and ratably with all of the other obligations secured thereby (and providing to the holders of the Notes an opinion satisfactory in form and substance to the holders of the Notes from counsel satisfactory to the holders of the Notes to the effect that the Notes are so secured) except:

(a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by Section 9.4;

(b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(c) Liens incidental to the conduct of business or the ownership of properties and assets (including but not limited to warehousemen’s and attorneys’ liens and statutory landlords’ liens) and specific Liens including but not limited to pledges of Securities to secure deposits, and other Liens incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings the effect of which is to stay or prevent enforcement of such Lien;

(d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations or other business entities engaged in similar activities and similarly situated and which do not in any event, individually or in the aggregate, materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(e) Liens existing on fixed assets at the time of acquisition thereof by the Company or a Subsidiary or Liens existing on fixed assets owned by a business entity at the time such entity is acquired by the Company or a Subsidiary; provided that (i) any such Lien shall attach only to the fixed assets so acquired or to the fixed assets owned by the business entity so acquired, as the case may be, (ii) the Lien and the Indebtedness secured thereby shall not have been incurred in contemplation of the acquisition, and (iii) all Indebtedness secured by any such Lien shall have been incurred within the applicable limitations of Section 10.5;

(f) in the event of a consolidation or merger of the Company in compliance with Section 10.1(c) where the surviving corporation is not the Company (the surviving corporation being the “Acquiring Corporation”), Liens existing on assets of the Acquiring Corporation and its subsidiaries at the time of the consolidation or merger, as the case may be, so long as (i) the Lien shall attach only to the assets to which the Lien was attached at the time of the consolidation or merger, and (ii) the Lien and the Indebtedness secured thereby shall not have been incurred in contemplation of such consolidation or merger;

(g) Liens securing Indebtedness of a Restricted Subsidiary to the Company;

(h) Liens existing as of the First Closing Date and set forth on Schedule 10.4;

(i) Liens incurred after the First Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Finance Leases; provided that (i) the Lien shall attach solely to the fixed assets purchased, (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or a Restricted Subsidiary shall not exceed an amount equal to 100% of the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Company), (iii) the aggregate of all amounts so financed outstanding at any time on and after the First Closing Date by the Company and its Restricted Subsidiaries shall not exceed the greater of (A) $10,000,000 or (B) 10% of Consolidated Net Worth, and (iv) all such Indebtedness shall have been incurred within the applicable limitations provided in Section 10.5;

(j) Liens on the property of the Company securing its mortgage bonds issued pursuant to a mortgage bond indenture or other governing instrument; provided, that (A) such mortgage bond indenture or governing instrument shall have been consented to in writing by the Required Holders and (B) provision shall have been made concurrently with the issuance of any such mortgage bonds for the Notes to be equally and ratably secured by the Lien securing such mortgage bonds; and

(k) renewals and extensions of Liens permitted pursuant to clauses (a) through (j) of this Section 10.4 given to secure the renewal, extension or replacement of the Indebtedness secured thereby without increase in the principal amount of such Indebtedness outstanding at the time of such renewal, extension or replacement, which Liens attach solely to the property theretofore securing such Indebtedness.

Notwithstanding the foregoing provisions of this Section 10.4, the Company shall not, and shall not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien securing obligations owing under any Material Credit Facility on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, unless the Company or such Restricted Subsidiary makes effective provision whereby the Notes shall be equally and ratably with all such obligations pursuant to such agreements (including, without limitation, an intercreditor agreement), certificates, legal opinions, showings and other instruments reasonably satisfactory to the holders as such holders may reasonably require to evidence and retain the pari passu ranking of the obligations of the Company with respect to the Notes and such Material Credit Facility.

Section 10.5. Limitations on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, create, assume, incur or guarantee or in any manner be or become liable in respect of any Indebtedness, except:

(i) Indebtedness evidenced by the Notes;

(ii) Debt of the Company and its Restricted Subsidiaries outstanding as of the First Closing Date as described in Schedule 5.15;

(iii) unsecured Current Debt of the Company (A) under a bank credit facility or (B) to the Corporation or any subsidiaries of the Corporation; provided, that if at the time any such Current Debt is incurred and after giving effect to such incurrence, the outstanding Additional Funded Debt of the Company, if any, shall be increased, the increased amount of such Additional Funded Debt would be allowed to be incurred under clause (iv) of this Section 10.5(a), where such Additional Funded Debt shall not be duplicative of other amounts included in Funded Debt;

(iv) any other Funded Debt of the Company, provided that at the time of issuance thereof and after giving effect to the issuance thereof and to the application of the proceeds thereof, Consolidated Funded Debt shall not exceed 66-2/3% of Total Capitalization;

(v) Debt of a Restricted Subsidiary to the Company;

(vi) any other Debt of Restricted Subsidiaries; provided that at the time of issuance thereof and after giving effect to the issuance thereof and to the application of the proceeds thereof, the aggregate unpaid principal amount of all Debt of Restricted Subsidiaries other than Debt of Restricted Subsidiaries to the Company, shall not exceed 10% of Consolidated Debt;

(vii) any other Indebtedness of the Company which is not Debt;

(viii) any other Indebtedness of Restricted Subsidiaries which is not Debt; and

(ix) Indebtedness incurred to refinance or refund the Indebtedness allowed under clauses (i) to (vi) of this Section 10.5(a) provided that at the time of issuance thereof and after giving effect to the issuance thereof and to the application of proceeds thereof, such refinancing or refunding will not increase the previously existing principal amount of the Indebtedness outstanding.

(b) Any corporation which becomes a Restricted Subsidiary after the First Closing Date shall for all purposes of this Section 10.5 be deemed to have created, assumed, guaranteed or incurred at the time it becomes a Restricted Subsidiary all Indebtedness of such corporation existing immediately after it becomes a Restricted Subsidiary.

Section 10.6. Guaranties. The Company will not, and will not permit any Restricted Subsidiary to, become or be liable in respect of any Guaranty except Guaranties by the Company or a Restricted Subsidiary (so long as Section 10.5 is complied with) which are limited in amount to a stated maximum dollar exposure and included in Consolidated Indebtedness.

Section 10.7. Investments. The Company will not, and will not permit any Restricted Subsidiary to, make or have outstanding any Investments, other than:

(a) Investments by the Company and its Restricted Subsidiaries in and to Restricted Subsidiaries, including any Investment in a corporation which concurrently with such Investment, will become a Restricted Subsidiary;

(b) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in 12 months or less from the date of acquisition thereof;

(c) Investments in certificates of deposit maturing within one year from the date of acquisition thereof, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $200,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof, rated “A” or better by S&P or “A2” or better by Moody’s;

(d) Investments in commercial paper maturing in two hundred seventy (270) days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is accorded the highest rating by S&P or Moody’s or is issued by a corporation organized under the laws of the United States or any state thereof with outstanding corporate debt obligations which are rated “AA” or better by S&P, or “Aa2” or better by Moody’s;

(e) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries;

(f) Investments in Securities received in settlement of any Indebtedness arising in the ordinary course of business of the Company or any Restricted Subsidiary; provided that the aggregate amount of all such Investments at any time outstanding shall not exceed the greater of (A) $5,000,000 or (B) 5% of Consolidated Net Worth;

(g) Investments in (i) money market mutual funds, (ii) mutual funds invested primarily in corporate debt obligations which are rated “AA” or better by S&P or “Aa2” or better by Moody’s, and (iii) corporate debt obligations rated “AA” or better by S&P or “Aa2” or better by Moody’s, or preferred stock of a Person with the ratings described for corporate debt; provided, that in no event shall (x) any such corporate debt obligations held outside a mutual fund be in the form of adjustable or variable rate securities and (y) more than 5% of the assets of any such mutual fund be in the form of adjustable or variable rate securities; and provided, further, that the aggregate of all Investments referred to in this Section 10.7(g) shall not exceed 7.5% of Consolidated Net Worth; and

(h) other Investments (in addition to those permitted by the foregoing provisions of this Section 10.7); provided that at the time of acquisition thereof the aggregate amount of all such other Investments owned by the Company and its Restricted Subsidiaries shall not exceed an amount equal to 10% of Consolidated Net Worth.

In addition to the foregoing restrictions, the Company will not, and will not permit any Restricted Subsidiary to, make any Investments, other than Investments described in clauses (a) through (f) of this Section 10.7, if, after giving effect thereto, a Default or an Event of Default shall have occurred and be continuing.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 10.7, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal, except that for purposes of computing Consolidated Net Worth and Consolidated Total Assets, Investments shall be valued in accordance with GAAP.

For purposes of this Section 10.7, at any time when a corporation or other business entity becomes a Restricted Subsidiary, all Investments of such corporation or other business entity at such time shall be deemed to have been made by such corporation or other business entity, as a Restricted Subsidiary, at such time; provided, however, that the Investments of a corporation or other business entity that becomes a Restricted Subsidiary existing at such time that it becomes a Restricted Subsidiary shall not be prohibited under this Section 10.7 until the later to occur of sixty (60) days after such corporation or other business entity becomes a Restricted Subsidiary or the stated maturity of such Investment.

Section 10.8. Dividends.

(a) The Company will not declare or pay, directly or indirectly, any Distribution unless before and after giving effect thereto, no Event of Default exists. For purposes of this Agreement, “Distribution” means the payment by the Company of any dividend or distribution of any kind to its shareholders or other owners, whether in cash, assets, obligations or otherwise, and whether paid directly or indirectly, such as by a reduction in or a rebate of rates or the purchase or redemption of any equity or other securities or interest in the Company, or the purchase of any assets or services for a price that exceeds the fair market value thereof.

(b) The Company will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions to the Company on its capital stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness or other obligation owed to the Company.

Section 10.9. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction, arrangement or understanding with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except on reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate.

Section 10.10. Hazardous Materials. Neither the Company nor any Subsidiary shall cause or permit any Hazardous Material to exist on or discharge from any property owned or used by the Company or any Subsidiary which would result in any Lien upon any of its properties (whether originating thereon or migrating to such property from other property). The Company shall promptly: (a) pay any claim against the Company or any Subsidiary or any of such properties, (b) remove any Lien upon any such property, and (c) indemnify and hold each Purchaser harmless from any and all loss, damage or expense, including the fees and expenses of any environmental engineering or clean-up firm, resulting from any Hazardous Material which exists on or is discharged from any such properties. The Company shall notify each Purchaser of any condition or occurrence at, on, or arising from any such properties that results in noncompliance with any Environmental Law within ten (10) days after the Company first has knowledge of such condition or occurrence. The Company and each Subsidiary shall comply, and cause each of its properties to comply with all Environmental Laws, and shall promptly undertake or cause to be undertaken any cleanup, removal, remedial or other action required by Hazardous Material discharged from any of its properties. Notwithstanding the foregoing provisions of this Section 10.10, none of the aforementioned events or circumstances shall constitute a default by the Company in its obligations hereunder unless such event or circumstance could have a Material Adverse Effect. In addition, nothing in this Section 10.10 shall be deemed to prevent the Company from contesting any such claim or Lien in good faith by appropriate proceedings which will prevent the forfeiture or sale of any property of the Company or any Subsidiary or any material interference with the use thereof by the Company or such Subsidiary.

SECTION 11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than ten (10) days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.1, 10.4, 10.5, 10.6, 10.7 or 10.8, other than any such default which is cured no later than five (5) Business Days after such default shall first become known to any Responsible Officer of the Company; or

(d) the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor in any Subsidiary Guaranty or made in any writing by or on behalf of any Subsidiary Guarantor or by any officer of any Subsidiary Guarantor furnished in connection with the transactions contemplated thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (other than the Notes) that is outstanding in an aggregate principal amount of at least $10,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition, such Indebtedness has become or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(g) the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Restricted Subsidiaries, or any such petition shall be filed against the Company or any of its Restricted Subsidiaries and such petition shall not be dismissed within sixty (60) days; or

(i) any event occurs with respect to the Company or any Restricted Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h); provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j) one or more final judgments for the payment of money aggregating in excess of $10,000,000 (or its equivalent in the relevant currency of payment), including any such final judgment enforcing a binding arbitration decision, are rendered against one or more of the Company and its Restricted Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(l) any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty.

SECTION 12.	REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration. (a) If an Event of Default described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Note becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or any Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders (in the case of Section 12.1(b)) or the holder or holders of the Notes who have made such declaration (in the case of Section 12.1(c)), by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the applicable Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration (unless such amounts have been returned to the Company or such other Person), (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the address for notices, payment instruction in the form set out in Schedule 13.2 hereto and an IRS Form W-9 or other appropriate IRS form of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1(a) or Schedule 1(b), as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a series, one Note of such series may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.2. Notwithstanding the foregoing provisions of this Section 13.2, the Company shall have the right to prevent any transfer otherwise permitted by this Section 13.2 if it reasonably determines that the transfer would result in a prohibited transaction under ERISA or Section 4975 of the Code for which no exemption is available.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or any other Institutional Investor, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten (10) Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.	PAYMENTS ON NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Clinton, Connecticut at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by wire transfer at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3. FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

SECTION 15.	EXPENSES, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay (x) the reasonable fees, charges and disbursements of Pillsbury Winthrop Shaw Pittman, LLP, counsel to the Purchasers, to the extent reflected in a statement of such counsel rendered to the Company as soon as practicable after each of the First Closing and the Second Closing and (y) all costs and expenses (including reasonable attorneys’ fees of a single counsel to all of the Purchasers and, if reasonably required by the Required Holders, single local counsel in any relevant jurisdiction hired for all of the Purchasers) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the cost of obtaining Private Placement Numbers issued by S&P Global Market Intelligence’s CUSIP Global Services.

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

Section 15.2. Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranty embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.	AMENDMENT AND WAIVER.

Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b) no amendment or waiver may, without the written consent of the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4, or (iii) amend any of Sections 8 (except as set forth in the third sentence of Section 8.2, the second sentence of Section 8.3(a), the second sentence of Section 8.3(b) and Section 17.2(c)), 11(a), 11(b), 12, 17 or 20.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each Purchaser and each holder of a Note (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser or holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite percentage of Purchasers or holders of the Notes, as applicable.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any Security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to such Purchaser or holder’s consideration of or entering into of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or Security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser or holder of a Note then outstanding, as the case may be, even if such Purchaser or holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all Purchasers and all holders of Notes, as the case may be, and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchaser or holder of any Note and no delay in exercising any rights hereunder or under any Note or any Subsidiary Guaranty shall operate as a waiver of any rights of any Purchaser or holder of such Note.

Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the Purchasers and/or holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the Purchasers and/or holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile or other electronic means if such telefacsimile or other electronic means produces evidence of successful transmission or if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of a Senior Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at a Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to such Purchaser or any holder of a Note, may be reproduced by such Purchaser or holder by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser or holder may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or holder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other Purchaser or holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified (including in any cover correspondence or transmittal) when received by such Purchaser as being confidential information of the Company or such Subsidiary; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates who agree to hold confidential the Confidential Information substantially in accordance with this Section 20 (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any federal or state regulatory authority having jurisdiction over such Purchaser, (vi) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. For the avoidance of doubt, an agent of a Purchaser may deliver or disclose Confidential Information to (i) another agent of a Purchaser, (ii) any Purchaser or (iii) any holder of a Note. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement. Notwithstanding the foregoing provisions of this Section 21, the Company shall have the right to prevent any substitution otherwise permitted by this Section 21 if it reasonably determines that the substitution would result in a prohibited transaction under ERISA or Section 4975 of the Code for which no exemption is available.

SECTION 22. MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.1, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2. Accounting Terms; Change in GAAP. (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(b) If after the date of this Agreement (i) any change shall occur in generally accepted accounting principles in effect on the date of this Agreement (a “GAAP Change”) which results in a change in any computation or definition used in calculating compliance by the Company with any covenant in Section 10 and which, in the good faith judgment of the chief financial officer of the Company has had or may have a material effect on the ability of the Company to comply with one or more such covenants (the “Affected Covenants”) and (ii) the holders of the Notes shall receive within 90 days after the effective date of such GAAP Change (the “Effective Date”) a written notice from the Company (A) describing the GAAP Change and (B) setting forth in reasonable detail (including detailed calculations) why the GAAP Change has had or may have a material effect on the ability of the Company to comply with the Affected Covenants and confirming the good faith judgment of the chief financial officer of the Company with respect thereto, the holders of the Notes agree upon receipt of such notice to enter into good faith negotiations with the Company for an amendment to this Agreement of the Affected Covenants so as to place the parties, insofar as possible, in the same relative position as if the GAAP Change had not occurred. If notice of a GAAP Change has been given, then, during the period from the Effective Date of the GAAP Change until the effective date of an amendment to this Agreement with respect thereto, the Company shall calculate compliance with the Affected Covenants as though such GAAP Change had not occurred and if no such amendment to this Agreement shall become effective within one year from the Effective Date of such GAAP Change, the Company shall continue to calculate compliance with the Affected Covenants as though such GAAP Change had not occurred.

Section 22.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall mean all notes originally delivered pursuant to this Agreement (irrespective of series unless otherwise specified) and shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5. Counterparts, Electronic Contracting, Etc.. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and all other documents delivered hereunder (other than the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement and all other documents delivered hereunder (other than the Notes) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to any document delivered hereunder, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.

Section 22.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

If each Purchaser is in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between each such Purchaser and the Company.

Very truly yours,

THE CONNECTICUT WATER COMPANY

By
Name: Maureen P. Westbrook
Title: President

This Agreement is hereby accepted and agreed to as of the date hereof.

Very truly yours,

METROPOLITAN LIFE INSURANCE COMPANY
BY: METLIFE INVESTMENT MANAGEMENT, LLC, ITS INVESTMENT MANAGER

METLIFE INSURANCE K.K.
BY: METLIFE INVESTMENT MANAGEMENT, LLC, ITS INVESTMENT MANAGER

METLIFE INSURANCE COMPANY OF KOREA LIMITED
BY: METLIFE INVESTMENT MANAGEMENT, LLC, ITS INVESTMENT MANAGER

By
Name:
Title: Authorized Signatory

This Agreement is hereby accepted and agreed to as of the date hereof.

Very truly yours,

NEW YORK LIFE INSURANCE COMPANY

By
Name:
Title:

This Agreement is hereby accepted and agreed to as of the date hereof.

Very truly yours,

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
BY: NYL INVESTORS LLC, ITS INVESTMENT MANAGER

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 30C)
BY: NYL INVESTORS LLC, ITS INVESTMENT MANAGER

By
Name:
Title: Authorized Signatory

This Agreement is hereby accepted and agreed to as of the date hereof.

Very truly yours,

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

BY: NORTHWESTERN MUTUAL INVESTMENT MANAGEMENT COMPANY, LLC, ITS INVESTMENT ADVISOR

By
Name:
Title: Managing Director

This Agreement is hereby accepted and agreed to as of the date hereof.

Very truly yours,

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY FOR ITS GROUP ANNUITY SEPARATE ACCOUNT

By
Name:
Title: Authorized Representative

This Agreement is hereby accepted and agreed to as of the date hereof.

Very truly yours,

PACIFIC LIFE INSURANCE COMPANY

By
Name:
Title:

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquiring Corporation” is defined in Section 10.4(f).

“Additional Funded Debt” means, with respect to the Company, as of the date of any determination thereof, the greater of (a) the amount, if any, by which the aggregate amount of all unsecured Current Debt of the Company then outstanding to the Corporation or its subsidiaries exceeds 15% of Consolidated Net Worth, or (b) the amount, if any, by which the aggregate amount of all unsecured Current Debt of the Company then outstanding under a bank credit facility or to the Corporation or its subsidiaries exceeds 30% of Consolidated Net Worth.

“Affected Covenants” is defined in Section 22.2(b).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 5% or more of any class of Voting Stock of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 5% or more of any class of Voting Stock. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Approval” is defined in Section 4.12.

SCHEDULE A

(to Note Purchase Agreement)

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means (a) for the purposes of Section 8.8 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Hartford, Connecticut are required or authorized to be closed.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

“Consolidated Debt” means all Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

“Consolidated Funded Debt” means all Funded Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

“Consolidated Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

“Consolidated Net Income” means, for any period, the gross revenues of the Company and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

(a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b) the proceeds of any life insurance policy;

(c) net earnings and losses of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

(d) net earnings and losses of any corporation (other than a Restricted Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Restricted Subsidiary, realized by such corporation prior to the date of such acquisition;

(e) net earnings and losses of any corporation (other than a Restricted Subsidiary) with which the Company or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Company or a Restricted Subsidiary prior to the date of such consolidation or merger;

(f) net earnings of any business entity (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Restricted Subsidiary in the form of cash distributions;

(g) any portion of the net earnings of any Restricted Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary;

(h) earnings resulting from any reappraisal, revaluation or write-up or write-down of assets;

(i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

(j) any gain arising from the re-acquisition of any Securities of the Company or any Restricted Subsidiary; and

(k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period.

“Consolidated Net Income Available for Interest Charges” means, for any period:

(a) Consolidated Net Income, plus

(b) the sum of (i) state, federal or local taxes measured by income and excess profits taxes paid or accrued by the Company and its Restricted Subsidiaries on account of such Consolidated Net Income during said period plus (ii) all Interest Charges of the Company and its Restricted Subsidiaries for said period (but only to the extent deducted in computing Consolidated Net Income for said period.)

“Consolidated Net Worth” means as of any date the aggregate amount of the capital stock accounts (less treasury stock), retained earnings and surplus of the Company and its Restricted Subsidiaries after deducting Minority Interests to the extent included in the capital stock accounts of the Company, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries.

“Consolidated Total Assets” means, as of any date as of which the amount thereof is to be determined, the sum total of all of the assets, both real and personal, of the Company and its Restricted Subsidiaries on a consolidated basis, after eliminating all offsetting debits and credits among the Company and all of its Restricted Subsidiaries and deducting reserves for obsolescence, depletion and/or depreciation and all other proper reserves which should be set aside in connection with the business conducted by the pertinent corporation (other than reserves which are, in effect, mere appropriations of retained earnings).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Affiliate” means an Affiliate of a Person that is under the Control of such Person or which Affiliate and such Person are both under the Control of another Person.

“Controlled Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates.

“corporation” means a corporation, association, company (including, without limitation, limited liability company) or business trust, and references to “corporate” and other derivations of “corporation” herein shall be deemed to include appropriate derivations of such entities.

“Corporation” means SJW Group, a Delaware corporation and the parent company of the Company, and any person who succeeds to all or substantially all of the assets and business of SJW Group.

“Current Debt” means, with respect to any Person, (a) all Indebtedness of such Person for borrowed money payable on demand or in less than one year and (b) all Guaranties by such Person of Current Debt of others; provided, that in the determination of Current Debt of the Company or any Restricted Subsidiary there shall be excluded any Indebtedness for Ordinary Course Deposits.

“Debt” of any Person shall mean, without duplication, all Current Debt and all Funded Debt of such Person.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum that is 2% above the rate of interest stated in clause (a) of the first paragraph of the Notes.

“Disclosure Documents” is defined in Section 5.3.

“Distribution” is defined in Section 10.8.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Effective Date” is defined in Section 22.2(b).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Finance Lease” means, a lease agreement (including any lease intended as security) for which the obligations are required to be recognized as lease liabilities on the Company’s consolidated balance sheet, where such lease agreement is of a character that, under GAAP, is required to be classified as a finance lease (or similar classification), but not as an operating lease (or similar classification).

“Finance Lease Rentals” means (a) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Finance Leases and (b) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Finance Leases.

“First Closing” is defined in Section 3.

“First Closing Date” is defined in Section 3.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“Funded Debt” of any Person shall mean (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under generally accepted accounting principles, (b) all Finance Lease Rentals of such Person, (c) all Guaranties by such Person of Funded Debt of others and (d) for purposes of calculating compliance with the provisions of Section 10.5(a)(iv) and the definitions contained therein, Funded Debt of the Company shall include all Additional Funded Debt of the Company, where such Additional Funded Debt shall not be duplicative of other amounts included in Funded Debt; provided, that in the determination of Funded Debt of the Company or any Restricted Subsidiary, there shall be excluded any Indebtedness for Ordinary Course Deposits.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“GAAP Change” is defined in Section 22.2(b).

“Governmental Authority” means

(a) the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“INHAM Exemption” is defined in Section 6.2(e).

“Indebtedness” means, with respect to any Person, all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all:

(a) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets,

(b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations,

(c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property,

(d) Finance Lease Rentals, and

(e) Guaranties of obligations of others of the character referred to in this definition.

For the purpose of computing the “Indebtedness” of any Person, there shall be excluded any particular Indebtedness to the extent that, upon or prior to the maturity thereof, there shall have been deposited with the proper depositary in trust the necessary funds (or evidences of such Indebtedness, if permitted by the instrument creating such Indebtedness) for the payment, redemption or satisfaction of such Indebtedness; and thereafter such funds and evidences of Indebtedness so deposited shall not be included in any computation of the liabilities of such Person.

“Institutional Investor” means (a) any Purchaser of a Note (or, if the Purchaser is a nominee, the beneficial owner of such Note), (b) any holder of a Note holding (together with one or more of its Affiliates) more than 2% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Interest Charges” means, with respect to any Indebtedness of a Person for any period shall mean all interest charges (including amortization of debt discount or amounts imputed as interest of any Indebtedness in accordance with sound accounting practice) paid, payable or accruing in respect of such Indebtedness for such period; provided that if the interest charges on such Indebtedness are to be determined for any period commencing after the date of computation, then in the case of any Indebtedness evidenced by an obligation bearing interest at a variable rate or at different fixed rates, or any obligation on which interest does not begin to accrue at the date of computation of Interest Charges, or any obligation on which interest does not become payable until a specified date more than one year after the date of computation, the interest charges attributable to such obligation shall be calculated on the basis of the greater of (a) the rate payable on such obligation on the date of computation and (b) the average interest rate payable on all Funded Debt of such Person during the three-month period immediately preceding the date of computation.

“Investments” means all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that “Investments” shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

“Lien” means, with respect to any Person any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, but, excluding in the case of the Company or any Restricted Subsidiary, rights, reserved to or vested in any municipality or public authority as an incident of any franchise, grant, license or permit of the Company or any Restricted Subsidiary, as the case may be, whether by the terms of any franchise, grant, license or permit or provision of law or otherwise. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buyback agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Finance Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

“Material Credit Facility” means,

(a) the Master Loan Agreement dated as of October 29, 2012 between the Company and CoBank, as the same may be amended, supplemented, restated, amended and restated or otherwise modified from time to time and any renewals or extensions thereof or any refinancing or replacement thereof; and

(b) any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the First Closing Date by the Company, or in respect of which the Company is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $10,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the First Closing Date of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amount, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Maturity Date” is defined in the first paragraph of each Note.

“Minority Interests” means any shares of stock of any class of a Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” is defined in Section 1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury or any successor thereto.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Ordinary Course Deposits” means, in the case of the Company or any Restricted Subsidiary, any deposits or advances received by the Company or such Restricted Subsidiary, as the case may be (whether shown on the Company’s balance sheet as advances for construction, contributions in aid of construction, or otherwise), in the ordinary course of its business from customers, consumers, property developers or other Persons if, in each case, such deposits or advances were made in accordance with customary practices of the utility industry in existence at such time or pursuant to regulatory authority.

“Par Call Date” is defined in Section 8.3(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has or is reasonably expected to have any liability, other than a Multiemployer Plan.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Pro Forma Interest Charges” means, as of the date of any determination thereof, the sum of Interest Charges with respect to all Funded Debt of the Company and its Restricted Subsidiaries (other than Funded Debt to be retired concurrently with the issuance of the Funded Debt then to be issued) for the twelve full consecutive calendar months immediately following such date of determination, determined on a pro forma basis, including, Interest Charges on all Funded Debt then to be issued; provided, that if Funded Debt of the Company includes Additional Funded Debt of the Company, the Interest Charges for such Additional Funded Debt shall be based upon the rate then payable under the bank credit facility, provided, further that if the unsecured debt of the Company to the Corporation or its subsidiaries exceeds the Company’s unsecured debt under the bank credit facility at the time of reference, the Interest Charges shall be based upon the rate then payable on such unsecured debt to the Corporation or its subsidiaries.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“PURA” is defined in Section 4.12.

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.2(d).

“Redemption Date” is defined in Section 10.1(e)(i).

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means at any time (i) on or after the First Closing but prior to the Second Closing, the Purchasers of the Series 2021B Notes to be purchased at the Second Closing and the holders of at least 66 2/3 % in principal amount of the Series 2021A Notes at the time outstanding (exclusive of Series 2021A Notes then owned by the Company or any of its Affiliates) and (ii) on or after the Second Closing, the holders of at least 66 2/3 % in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Subsidiary” means any Subsidiary (i) which is organized under the laws of the United States or any State thereof; (ii) which conducts substantially all of its business and has substantially all of its assets within the United States; and (iii) of which more than 80% (by number of votes) of the Voting Stock is beneficially owned by the Company and/or one or more Restricted Subsidiaries.

“Sale Date” is defined in Section 10.1(e).

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Second Closing” is defined in Section 3.

“Second Closing Date” is defined in Section 3.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series 2021A Notes” is defined in Section 1.

“Series 2021A Par Call Date” is defined in Section 8.3(a).

“Series 2021B Notes” is defined in Section 1.

“Series 2021B Par Call Date” is defined in Section 8.3(a).

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 9.7(a).

“substantial part” is defined in Section 10.1(d).

“Substitute Purchaser” is defined in Section 21.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Total Capitalization” means, as of any date, the sum of (i) Consolidated Net Worth plus (ii) Consolidated Funded Debt.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Voting Stock” means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Wholly-Owned Restricted Subsidiary” means, at any time, any Restricted Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Restricted Subsidiaries at such time.

{FORM OF SERIES 2021A NOTE}

THE CONNECTICUT WATER COMPANY

3.07% SENIOR NOTES, SERIES 2021A, DUE 2051

No. R-{___}	{Date}
${________}	PPN: 207796 A#0

FOR VALUE RECEIVED, the undersigned, The Connecticut Water Company (herein called the “Company”), a corporation organized and existing under the laws of the State of Connecticut, hereby promises to pay to {____________}, or registered assigns, the principal sum of {_____________________} DOLLARS (or so much thereof as shall not have been prepaid) on June 1, 2051 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.07% per annum from the date hereof, payable semiannually, on the 1st day of June 1 and December 1 in each year, commencing with December 1, 2021, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to 5.07%, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in Clinton, Connecticut or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated August 4, 2021 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

SCHEDULE 1(a)

(to Note Purchase Agreement)

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

THE CONNECTICUT WATER COMPANY

By
Name:
Title:

Sch. 1(a)–2

{FORM OF SERIES 2021B NOTE}

THE CONNECTICUT WATER COMPANY

3.10% SENIOR NOTES, SERIES 2021B, DUE 2051

No. R-{___}	{Date}
${________}	PPN: 207796 B*3

FOR VALUE RECEIVED, the undersigned, The Connecticut Water Company (herein called the “Company”), a corporation organized and existing under the laws of the State of Connecticut, hereby promises to pay to {____________}, or registered assigns, the principal sum of {_____________________} DOLLARS (or so much thereof as shall not have been prepaid) on December 1, 2051 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.10% per annum from the date hereof, payable semiannually, on the 1st day of June 1 and December 1 in each year, commencing with June 1, 2022, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to 5.10%, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in Clinton, Connecticut or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated August 4, 2021 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

SCHEDULE 1(b)

(to Note Purchase Agreement)

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

THE CONNECTICUT WATER COMPANY

By
Name:
Title:

Sch. 1(b)–2

{FORM OF FUNDS DELIVERY INSTRUCTION}

THE CONNECTICUT WATER COMPANY

_________, 2021

To the Several Purchasers Party to the Note

    Purchase Agreement referred to below:

Re:	Funds Delivery Instruction

Ladies and Gentlemen:

As contemplated by Section 3 of the Note Purchase Agreement {to be} dated August 4, 2021 between us, {and subject to execution of such Note Purchase Agreement by the parties,} the undersigned hereby instructs you to deliver, on {August 4, 2021}{December 1, 2021}, the date of the {first}{second} closing thereunder, the purchase price of the {3.07% Senior Notes, Series 2021A, due 2051}{3.10% Senior Notes, Series 2021B, due 2051} to be purchased by you in the manner required by said Section 3 to the undersigned’s account identified below:

Account Name: The Connecticut Water Company

Account No.:

Bank:

Bank

Bank ABA No.:

Account Representative (name and tel. no.):

This instruction has been executed and delivered by an authorized representative of the undersigned.

Very truly yours,

THE CONNECTICUT WATER COMPANY

By
Name:
Title:

SCHEDULE 3

(to Note Purchase Agreement)

FORM OF OPINION OF COUNSEL

FOR THE COMPANY

{August 4}{December 1}, 2021

Purchasers Identified on the Purchaser Schedule of the Note Purchase Agreement, dated August 4, 2021

Re:	Note Purchase Agreement, dated August 4, 2021 of The Connecticut Water Company

Ladies and Gentlemen:

We have acted as counsel to The Connecticut Water Company, specially-chartered Connecticut corporation (the “Company”), in connection with the preparation, execution and delivery of that certain Note Purchase Agreement dated August 4, 2021 (the “Agreement”) by and between the Company and the Purchasers listed on the Purchaser Schedule attached thereto (each individually, a “Purchaser” and all of them collectively, the “Purchasers”), the {Series 2021A Notes}{Series 2021B Notes} issued in accordance with the Agreement in the aggregate principal amount of $50,000,000 dated {August 4}{December 1,} 2021 (collectively, the “Notes”), and the transactions contemplated thereby (the “Financing”).

The Company has requested that we issue this opinion to you pursuant to Section 4.4 of the Agreement.

All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

In connection with this opinion, we have reviewed and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of the Certificate of Incorporation, Bylaws, and records of the corporate proceedings of the Company and certificates of public officials, and we have reviewed executed copies of the Agreement and the Notes. As to various questions of fact material to our opinion, we have assumed the accuracy and completeness of, and have relied upon statements, representations, and certifications in the documents we have reviewed. In addition, we have reviewed such provisions of law as we have deemed necessary in order to express the opinions hereinafter set forth. We have relied as to the legal existence of the Company on a Certificate of Legal Existence issued by the Secretary of the State of the State of Connecticut (a copy of which is attached hereto as Exhibit A). We have not searched the dockets of any court or governmental agency (other than PURA (as defined below)) for litigation or proceedings involving the Company.

SCHEDULE 4.4(a)

(to Note Purchase Agreement)

With respect to matters stated herein to be “to our knowledge” or words of similar import, we have limited our opinions to matters within the actual conscious awareness of attorneys in this firm who are currently giving substantive legal attention to the Company’s affairs. We have not reviewed our files or made any other investigations with respect to matters stated herein to be “to our knowledge” or otherwise similarly qualified; however, nothing has come to our attention in the course of this transaction that has caused us to believe that such statements as to our knowledge are incorrect.

We express no opinion as to the laws of any jurisdiction other than the laws of Connecticut, New York and the federal laws of the United States.

In rendering this opinion, we have assumed, without having made any independent investigation of the facts, the following:

(i)

that each Purchaser has the power under its charter documents to enter into the transactions contemplated by the Agreement, that such transactions are in compliance with all laws and regulations applicable to such Purchaser (including, but not limited to, the provisions of Connecticut law governing the transaction of its business and the exercise of its powers in Connecticut), and that the Agreement has been duly authorized, executed and delivered by each Purchaser and constitutes the valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

(ii)	the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, whether certified or not;

(iii)	the genuineness of all signatures on the Agreement other than the signatures of officers of the Company;

(iv)	the competency of each natural person executing the Agreement, the Notes or related documents or certificates;

(v)

the accuracy and completeness of all representations and warranties of factual matters (as opposed to legal conclusions) made by the Company in the Agreement and the Notes, without independent investigation on our part;

(vi)	the accuracy and completeness of all records made available to us by the Company;

(vii)	the accuracy and completeness of all governmental records examined by us;

(viii)

that the Agreement and the Notes accurately reflect the complete understanding of the parties hereto with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder; and

(ix) that the terms and conditions of the Financing as reflected in the Agreement and the Notes have not been amended, modified or supplemented, directly or indirectly, by any other agreement or understanding of the parties or waiver of any of the material provisions of the Agreement or the Notes.

Sch. 4.4(a) –2

Based upon, and subject to, the qualifications and limitations set forth herein, we are of the opinion that:

1.

The Company is a corporation validly existing under the laws of the State of Connecticut and has all requisite corporate power and authority to own and operate its properties and to carry on the business of a regulated water company.

2.	The Company has all requisite corporate power to execute and deliver, and perform the obligations undertaken by it pursuant to the Agreement and issue the Notes.

3.

The execution and delivery of the Agreement and the Notes on behalf of the Company and the performance of the obligations undertaken by it therein have been duly authorized by all necessary corporate action on the part of the Company. The Agreement and the Notes have been duly executed and delivered on behalf of the Company and constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

4.

The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Agreement and the Notes do not (a) violate any provisions of the Certificate of Incorporation or Bylaws of the Company; (b) except with respect to compliance with respect to any financial covenants contained therein upon which we do not opine, breach or constitute a default under, any of the documents listed on Exhibit B attached hereto; or (c) violate any provision of any statute, rule or regulation of general application applicable to the Company.

5.

No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any Governmental Authority, federal or state, is necessary in connection with the execution, delivery or performance by the Company of the Agreement or the Notes, other than (a) the blue sky notice filing being made with the Connecticut Department of Banking; and (b) approval from the Connecticut Public Utilities Regulatory Authority (“PURA”). PURA has issued its final decision dated June 9, 2021, in Docket No. 21-03-20 in re: the Application of The Connecticut Water Company for Approval of the Issuance of up to $100,000,000 of Unsecured Notes . Said order is final and in full force and effect, no appeal, review or contest thereof is pending. It is our opinion that no further action by PURA is required for the issuance or sale of the Notes or the execution, delivery or performance of the Agreement or the Notes.

6.

The issuance, sale and delivery of the Notes by the Company to the Purchasers under the circumstances contemplated by the Agreement, under existing law, do not require the registration of the Notes under the Securities Act or the qualification of an indenture under the Trust Indenture Act of 1939. We express no opinion, however, as to when and under what circumstances any portion of the Notes initially sold to the Purchasers may be offered or resold.

7.	The Company is not an “investment company” as such term is defined in the Investment Company Act of 1940.

Sch. 4.4(a) –3

8.

The issuance of the Notes and the use of the proceeds of the sale of the Notes in accordance with the provisions of and contemplated by the Agreement do not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

The foregoing is subject to the following:

(a)

Our opinions are limited to only those laws, rules and regulations that we have, in the exercise of customary professional diligence, but without any special investigation, recognized as generally applicable to the transactions contemplated by the Agreement and the Notes or to business organizations of the same type as the Company. In addition, we express no opinion as to any law, rule or regulation, the violation of which would not have a material effect on you or the Company or your ability to enforce the Agreement and the Notes against the Company.

(b)

The enforceability of all rights, remedies and obligations is subject to procedural due process and to laws of general application relating to and affecting the enforceability of creditors’ rights and remedies generally, including, without limitation, applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance law and to state and federal forfeiture laws and similar laws related to illegal drugs, anti-money laundering and terrorist or similar activities.

(c)	The enforceability of the Agreement and the Notes is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)

We express no opinion as to the strict enforceability of each and every remedy and provision of the Agreement or the Notes under all facts and circumstances. In particular, but without limitation, no opinion is expressed as to the enforceability of (i) provisions related to self-help, (ii) provisions that purport to establish evidentiary standards, (iii) provisions related to waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, releases of legal or equitable rights, or discharge of defenses, (iv) provisions related to liquidated damages to the extent determined by a court to constitute a penalty, or (v) provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct or conduct against public policy. However, such reservations in the aggregate will not affect the general valid, binding and enforceable nature of the Agreement or the Notes against the Company nor prevent the Purchaser from obtaining the practical realization of the principal benefits purported to be provided by the Agreement and the Notes against the Company.

(e)

Provisions in the Agreement or the Notes which permit the Purchasers to make determinations, to take actions or to require that payments be made may be subject to requirements that such determinations be made, actions be taken or payments be required on a reasonable basis and in good faith.

Sch. 4.4(a) –4

(f)	No opinion is expressed as to the enforceability of the severability provisions contained in the Agreement or the Notes as applied to any portion thereof deemed by a court to be material.

(g)	No opinion is expressed as to the effectiveness of provisions conferring jurisdiction on the courts of the State of New York or provisions choosing the courts of New York as a forum.

(h)	We express no opinion as to the enforceability of provisions in the Agreement or the Notes purporting to waive the right of a jury trial.

(i)

We express no opinion as to the enforceability of provisions in the Agreement or the Notes purporting to require the Company to pay or reimburse attorneys’ fees incurred by the Purchasers, or to indemnify the Purchasers therefor, to the extent such provisions may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees.

(j)

We express no opinion as to the enforceability of provisions in the Agreement or the Notes permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform.

(k)	The opinions herein expressed are limited to the matters expressly set forth in this opinion letter and no opinion is implied, or may be inferred, beyond the matter expressly so stated.

This opinion is rendered only as of the date hereof. We undertake no obligation to update or supplement this opinion to reflect any matters which may hereafter come to our attention or any amendments to the Agreement or the Notes or change in law or any other matter that may occur after the date of this opinion. This opinion is issued to the Purchasers for their benefit and may be relied upon by the Purchasers, the Purchasers’ counsel, and any of the Purchasers’ successors or assigns in connection with the transactions contemplated by the Agreement, but it may not be relied upon by any other person or for any other purpose whatsoever, without in each such other instance obtaining our prior written consent. Neither this opinion nor any portion hereof may be quoted, circulated or referred to in any other document without our prior written consent, other than disclosures (a) to regulatory authorities having jurisdiction over the Purchasers or their successors or assigns, (b) to the extent disclosure is required by law, regulation or judicial order, (c) to any Governmental Authority, including the National Association of Insurance Commissioners or pursuant to legal process, (d) solely to the extent necessary in connection with the exercise of any remedies; and (e) in connection with any proceeding arising from the Agreement or the Notes or the transactions contemplated thereby.

Very truly yours,

MURTHA CULLINA LLP

Sch. 4.4(a) –5

FORM OF OPINION OF COUNSEL

TO THE PURCHASERS

{August 4, 2021}{December 1, 2021}

To each entity named on Schedule A hereto (each, a “Purchaser”)

Ladies and Gentlemen:

We have acted as counsel for the Purchasers in connection with your several purchases from The Connecticut Water Company, a Connecticut corporation (the “Company”), pursuant to the Note Purchase Agreement dated August 4, 2021 between {you}{the purchasers named therein} and the Company (the “Agreement”) of $50,000,000 aggregate principal amount of the Company’s {3.07% Senior Notes, Series 2021A, due 2051}{3.10% Senior Notes, Series 2021B, due 2051} (the “Securities”). This letter is delivered to you pursuant to Section 4.4(b) of the Agreement.

We have reviewed (a) the Agreement, (b) the Securities, (c) a letter from J.P. Morgan Securities LLC dated the date hereof confirming the matters contained in Section 5.13 of the Agreement (the “Offeree Letter”) and (d) such other agreements, documents, records, certificates and materials, and have satisfied ourselves as to such other matters, as we have considered relevant or necessary for purposes of this letter. We have also reviewed the opinion of Murtha Cullina LLP dated the date hereof and delivered to you pursuant to Section 4.4(a) of the Agreement and, while we have made no independent investigation as to the legal matters covered in such opinion, we believe that such opinion is consistent in scope and form with the requirements of the Agreement and that you are justified in relying thereon.

In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons. In delivering this letter, we have relied, without independent verification, as to factual matters, on certificates and other written or oral notices or statements of governmental and other public officials and of officers and other representatives of the Company and on representations made by the Company in the Agreement and on representations of J.P. Morgan Securities LLC acting as placement agent of the Company with respect to the Securities, including the statements contained in the Offeree Letter.

SCHEDULE 4.4(b)

(to Note Purchase Agreement)

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	The Agreement constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms.

2.

The Securities, upon execution and delivery thereof in accordance with the Agreement and payment therefor pursuant to the Agreement, will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.

The offer, sale and delivery of the Securities by the Company to the Purchasers in accordance with the Agreement do not require registration of the Securities under the Securities Act of 1933 or qualification of an indenture under the Trust Indenture Act of 1939.

Our opinions set forth in paragraphs 1 and 2 above are subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

With respect to our opinions set forth in paragraphs 1 and 2 above, we have assumed that (a) the Company (i) is duly organized, validly existing and in good standing under the law of the State of Connecticut and (ii) has the corporate power, and has taken all necessary action to authorize it, to execute and deliver, and to perform its obligations under, and has executed and delivered, the Agreement and the Securities, (b) the Securities will be valid under the law of the State of Connecticut, (c) the execution and delivery by the Company of, and the performance by the Company of its obligations under, the Agreement and the Securities, including the issuance and delivery of the Securities, do not and will not (i) violate the Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, as amended, or any other organizational document of the Company, (ii) require any Governmental Approval (as defined below), other than the Decision of the Connecticut Public Utilities Regulatory Authority dated June 9, 2021 in Docket No. 21-03-20, which is the subject of Murtha Cullina LLP’s opinion, and which we assume to have been duly granted and to remain in full force and effect, or (iii) violate, result in a breach of, or constitute a default under, (A) any agreement or instrument to which the Company or any Affiliate (as defined below) is a party or by which the Company or any Affiliate or any of its properties may be bound, (B) any Governmental Approval, (C) any order, decision, judgment, injunction or decree that may be applicable to the Company or any Affiliate or any of its properties or (D) any law (other than the Applicable Law (as defined below)), (d) the Agreement constitutes the valid and legally binding agreement of, and is enforceable in accordance with its terms, against each of you, (e) there are no agreements, understandings or negotiations between the parties not set forth in the Agreement or the Securities that would modify the terms thereof or the rights and obligations of the parties thereunder and (f) the choice of the law of the State of New York as the governing law of the Agreement and the Securities would not result in a violation of an important public policy of another state or country having greater contacts with the transactions contemplated thereby than the State of New York.

Sch. 4.4(b) –2

As used in this letter, (a) “Governmental Approval” means any authorization, consent, approval or license (or the like) of, or exemption (or the like) from, or registration or filing (or the like) with, or report or notice (or the like) to, any governmental unit, agency, commission, department or other authority that may be applicable to the Company or any Affiliate or any of its properties, (b) “Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company and (c) “Applicable Law” means the law of the State of New York that in our experience is normally applicable to transactions of the type contemplated by the Agreement, but without our having made any special investigation with respect to any other law (including charters, ordinances, bylaws and other laws enacted by political subdivisions of the State of New York) and other than any state securities or “blue sky” laws or the antifraud laws of any jurisdiction.

With respect to our opinion set forth in paragraph 3 above, (a) we have assumed that the representations, warranties and agreements in the Offeree Letter, the representations and warranties in Section 5.13 of the Agreement and the representations and warranties in Section 6 of the Agreement are accurate and the obligations thereunder have been performed and (b) we do not express any opinion with respect to any sale of the Securities subsequent to the initial purchases thereof pursuant to the Agreement.

We express no opinion with respect to (a) any provisions in the Agreement or the Securities (i) that purport to waive an inconvenient forum, (ii) that purport to prevent oral modification or waivers or (iii) pursuant to which the Company purports to waive the right to a jury trial insofar as such provision is sought to be enforced in a federal court, (b) Section 22.7(a) of the Agreement, insofar as it relates to federal courts (except as to the personal jurisdiction thereof), (c) the enforceability of the forum selection clause contained in the Agreement in a federal court or (d) the consequences to you of the purchase, ownership and disposition of the Securities under tax laws or the Employee Retirement Income Security Act of 1974.

Our opinions set forth in this letter are limited to, in the case of our opinions set forth in paragraphs 1 and 2 above, the Applicable Law and, in the case of our opinion set forth in paragraph 3 above, the federal securities law of the United States of America, in each case as in effect on the date hereof, and we express no opinion as to any other law. We have no responsibility or obligation to update this letter or to take into account changes in law, facts or any other developments of which we may later become aware.

This letter is delivered only to you by us as counsel for the Purchasers solely for your benefit in connection with the transaction contemplated by the Agreement and may not be used, circulated, furnished, quoted or otherwise referred to or relied upon for any other purpose or by any other person or entity (including by any person or entity that acquires any of the Securities from any of you) for any purpose without our prior written consent, except that (a) you may furnish a copy of this letter to any state or federal authority or independent banking or insurance board or body having regulatory jurisdiction over you (but no such person or entity shall be

Sch. 4.4(b) –3

entitled to rely thereon) and (b) at the written request of any of you, we hereby consent to reliance hereon by any person or entity that in the future becomes an assignee of Securities held by one of you under the Agreement on the condition and with the understanding that (i) any such reliance by such a person or entity must be actual and reasonable under the circumstances existing at the time of such assignment, including any changes in law, facts or any other developments known to or reasonably knowable by such a person or entity at such time, (ii) we have no responsibility or obligation to consider the applicability or correctness of our opinions set forth in this letter to any person or entity other than you as its original addressees and (iii) subject to the terms of this paragraph, any such person or entity may rely on our opinions set forth in this letter only to the extent, but to no greater extent than, this letter permits you to do so.

Very truly yours,

PILLSBURY WINTHROP SHAW PITTMAN LLP

Sch. 4.4(b) –4

SCHEDULE 5.3

DISCLOSURE MATERIALS

•	This Agreement

•	Investor Presentation dated June 30, 2021

•	The Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020 (to the extent such Annual Report relates to the Company)

•	The Corporation’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 (to the extent such Quarterly Reports relate to the Company)

•

Current Reports on Form 8-K filed by the Corporation on March 9, 2021, April 20, 2021, April 27, 2021, April 30, 2021 and June 21, 2021 (in each case to the extent such Current Reports relate to the Company)

SCHEDULE 5.3

(to Note Purchase Agreement)

SCHEDULE 5.5

FINANCIAL STATEMENTS

•	The Company’s annual reports as of and for the years ended December 31, 2020, 2019, 2018, 2017 and 2016

SCHEDULE 5.5

(to Note Purchase Agreement)

SCHEDULE 5.14

USE OF PROCEEDS

The proceeds from the sale of the Notes will be applied as follows: (i) to repay the Company’s outstanding short and/or long-term borrowings , (ii) to fund capital expenditures, and/or (iii) for other general corporate purposes. Pending such use, the Company may invest the net proceeds temporarily in investment-grade securities, money-market funds, bank deposit accounts or similar short-term investments.

SCHEDULE 5.14

(to Note Purchase Agreement)

SCHEDULE 5.15

EXISTING INDEBTEDNESS AS OF JUNE 30, 2021

Unsecured Water Facilities Revenue Bonds
Variable Rate – Connecticut Innovations Revenue Bonds, 2004 Series Variable Rate, Due 2029	$12,500,000
Variable Rate – Connecticut Innovations Revenue Bonds, 2004 Series A, Due 2028	$5,000,000
Variable Rate – Connecticut Innovations Revenue Bonds, 2004 Series B, Due 2028	$4,550,000
A Series Due 2021	$22,050,000
CoBank Notes
3.51% CoBank Note Payable, Due 2022	$14,795,000
4.29% CoBank Note Payable, Due 2028	$17,020,000
4.72% CoBank Note Payable, Due 2032	$14,795,000
4.75% CoBank Note Payable, Due 2033	$14,550,000
4.36% CoBank Note Payable, Due May 2036	$30,000,000
4.04% CoBank Note Payable, Due July 2036	$19,930,000
New York Life Senior Notes
3.53% New York Life Senior Note, Due September 2037	$35,000,000
3.51% New York Life Senior Notes, Due March 12, 2050	$35,000,000

The Note Agreement, dated as of September 28, 2017, for The Connecticut Water Company 3.53% Senior Notes due September 25, 2037, requires the Company to maintain: the total debt of the Company and its subsidiaries at equal to or less than 60% of total capitalization of the Company and its subsidiaries.

The Note Agreement, dated as of September 28, 2017, for The Connecticut Water Company 3.53% Senior Notes due September 25, 2037, requires the Company to maintain, as of the last day of any fiscal quarter, the ratio of EBITDA to interest expense less than 3.00 to 1.00.

The Note Agreement, dated as of September 28, 2017, for The Connecticut Water Company 3.53% Senior Notes due September 25, 2037, requires the Company to maintain, as of the last day of any fiscal quarter, all priority debt in an aggregate amount not to exceed an amount equal to 10% of net tangible assets.

SCHEDULE 5.15

(to Note Purchase Agreement)

The Note Agreement, dated as of March 12, 2020, for The Connecticut Water Company 3.51% Senior Notes due March 12, 2050, requires the Company to maintain: the total debt of the Company and its subsidiaries at equal to or less than 60% of total capitalization of the Company and its subsidiaries.

The Note Agreement, dated as of March 12, 2020, for The Connecticut Water Company 3.51% Senior Notes due March 12, 2050, requires the Company to maintain, as of the last day of any fiscal quarter, the ratio of EBITDA to interest expense less than 3.00 to 1.00.

The Note Agreement, dated as of March 12, 2020, for The Connecticut Water Company 3.51% Senior Notes due March 12, 2050, requires the Company to maintain, as of the last day of any fiscal quarter, all priority debt in an aggregate amount not to exceed an amount equal to 10% of net tangible assets.

Sch. 5-15-2

SCHEDULE 10.4

EXISTING LIENS

None

SCHEDULE 10.4

(to Note Purchase Agreement)

SCHEDULE 13.2

{FORM OF TRANSFEREE WIRE INSTRUCTION}

_________, 20__

Bank Name:

ABA/Routing #:

Beneficiary Account #:

Beneficiary Name:

Further Credit to Account#:

Further Credit to Name:

Ref: (Complete as applicable)

SCHEDULE 13.2

(to Note Purchase Agreement)

The Connecticut Water Company

93 West Main Street

Clinton, Connecticut 06413

INFORMATION RELATING TO PURCHASERS

NAME OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2021A NOTES	PRINCIPAL AMOUNT OF SERIES 2021B NOTES
METROPOLITAN LIFE INSURANCE COMPANY	$3,400,000	$4,900,000

PURCHASER SCHEDULE

(to Note Purchase Agreement)

The Connecticut Water Company

93 West Main Street

Clinton, Connecticut 06413

INFORMATION RELATING TO PURCHASERS

NAME OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2021A NOTES	PRINCIPAL AMOUNT OF SERIES 2021B NOTES
METLIFE INSURANCE K.K.	$6,900,000	$9,800,000

Purchaser Sch.-2

The Connecticut Water Company

93 West Main Street

Clinton, Connecticut 06413

INFORMATION RELATING TO PURCHASERS

NAME OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2021A NOTES	PRINCIPAL AMOUNT OF SERIES 2021B NOTES
METLIFE INSURANCE CO. OF KOREA, LTD.	$900,000	$1,600,000

Purchaser Sch.-3

The Connecticut Water Company

93 West Main Street

Clinton, Connecticut 06413

INFORMATION RELATING TO PURCHASERS

NAME OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2021A NOTES	PRINCIPAL AMOUNT OF SERIES 2021B NOTES
METLIFE INSURANCE CO. OF KOREA, LTD.	$500,000	$700,000

Purchaser Sch.-4

The Connecticut Water Company

93 West Main Street

Clinton, Connecticut 06413

INFORMATION RELATING TO PURCHASERS

NAME OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2021A NOTES	PRINCIPAL AMOUNT OF SERIES 2021B NOTES
METLIFE INSURANCE CO. OF KOREA, LTD.	$300,000	—

Purchaser Sch.-5

The Connecticut Water Company

93 West Main Street

Clinton, Connecticut 06413

INFORMATION RELATING TO PURCHASERS

NAME OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2021A NOTES	PRINCIPAL AMOUNT OF SERIES 2021B NOTES
NEW YORK LIFE INSURANCE COMPANY	$7,300,000	$9,000,000

Purchaser Sch.-6

The Connecticut Water Company

93 West Main Street

Clinton, Connecticut 06413

INFORMATION RELATING TO PURCHASERS

NAME OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2021A NOTES	PRINCIPAL AMOUNT OF SERIES 2021B NOTES

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION	$5,000,000	$6,200,000

Purchaser Sch.-7

The Connecticut Water Company

93 West Main Street

Clinton, Connecticut 06413

INFORMATION RELATING TO PURCHASERS

NAME OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2021A NOTES	PRINCIPAL AMOUNT OF SERIES 2021B NOTES

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI30C)	$700,000	$800,000

Purchaser Sch.-8

The Connecticut Water Company

93 West Main Street

Clinton, Connecticut 06413

INFORMATION RELATING TO PURCHASERS

NAME OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2021A NOTES	PRINCIPAL AMOUNT OF SERIES 2021B NOTES

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY	$12,000,000	$15,550,000

Purchaser Sch.-9

The Connecticut Water Company

93 West Main Street

Clinton, Connecticut 06413

INFORMATION RELATING TO PURCHASERS

NAME OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2021A NOTES	PRINCIPAL AMOUNT OF SERIES 2021B NOTES

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY FOR ITS GROUP ANNUITY SEPARATE ACCOUNT	—	$1,450,000

Purchaser Sch.-10

The Connecticut Water Company

93 West Main Street

Clinton, Connecticut 06413

INFORMATION RELATING TO PURCHASERS

NAME OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2021A NOTES	PRINCIPAL AMOUNT OF SERIES 2021B NOTES
PACIFIC LIFE INSURANCE COMPANY	$5,000,000	—

Purchaser Sch.-11

The Connecticut Water Company

93 West Main Street

Clinton, Connecticut 06413

INFORMATION RELATING TO PURCHASERS

NAME OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2021A NOTES	PRINCIPAL AMOUNT OF SERIES 2021B NOTES
PACIFIC LIFE INSURANCE COMPANY	$5,000,000	—

Purchaser Sch.-12

The Connecticut Water Company

93 West Main Street

Clinton, Connecticut 06413

INFORMATION RELATING TO PURCHASERS

NAME OF PURCHASER	PRINCIPAL AMOUNT OF SERIES 2021A NOTES	PRINCIPAL AMOUNT OF SERIES 2021B NOTES
PACIFIC LIFE INSURANCE COMPANY	$3,000,000	—

Purchaser Sch.-13